[FINLAY ENTERPRISES, INC. LOGO]

June 5, 2008

Mr. Arthur E. Reiner
Finlay Enterprises, Inc.
529 Fifth Avenue
New York, NY 10017

Re:	Finlay Enterprises, Inc. (the “Corporation”)
Repurchase of Outstanding Options

Dear Mr. Reiner:

By signing below, you acknowledge your consent and agreement to the Corporation’s repurchase of your option to acquire 40,000 shares of the Corporation’s common stock granted to you on February 16, 2000 with a per share exercise price of $12.75 (the “Repurchased Options”). The Corporation will pay you $40.00, less applicable withholding taxes, as soon as practicable following its receipt of an executed copy of this letter. You acknowledge that such payment is full and adequate consideration for the Repurchased Options and that you are voluntarily relinquishing the Repurchased Options. The Repurchased Options will be immediately cancelled upon the Corporation’s payment to you of the foregoing amount.

This letter is deemed to be an amendment to the option granted to you by the Corporation on February 16, 2000 to acquire 100,000 shares of the Corporation’s common stock with a per share exercise price of $12.75, and such option as amended, shall continue to apply solely with respect to your right to acquire 60,000 shares of the Corporation’s common stock.

Your consent and agreement to the terms of the repurchase is irrevocable.

FINLAY ENTERPRISES, INC.

By	/s/ Bonni G. Davis
Bonni G. Davis
V.P., Secretary & General Counsel

Accepted and Agreed to:

By	/s/ Arthur E. Reiner
Arthur E. Reiner
President & Chief Executive Officer